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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                           Lyondell Chemical Company
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               (Name of Registrant as Specified In Its Charter)


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[LYONDELL LOGO]
                                                        One Houston Center
    Kerry A. Galvin                                     1221 McKinney
    Vice President, General Counsel & Secretary         Suite 700
                                                        P.O. Box 3646
                                                        Houston, TX  77253-3646
                                                        Telephone:  713.309.2665
                                                        Fax:  713.309.2143

May 2, 2002



Mr. Eric D. Roiter
Senior Vice President and General Counsel
Fidelity Investments
82 Devonshire Street
Boston, MA 02109

Dear Mr. Roiter,

Lyondell Chemical Company is interested in and would like to address Fidelity's concerns regarding the proposed Amended and Restated Lyondell Chemical Company 1999 Long-Term Incentive Plan (the "Plan"), as presented in Lyondell's Proxy Statement dated April 4, 2002. We understand that Fidelity has two principal areas of concern:

1. The restriction period for restricted stock awards should normally be at lease three years. Restricted stock awards with a restriction period of less than three years (but at least one year) may be acceptable if the restricted stock award is performance based. Our practice has been to vest restricted stock in three equal annual installments, beginning one year after the date of grant. Management is willing to recommend to the Compensation Committee of Lyondell's Board of Directors that it adopt an amendment to the Plan to make its current practice explicit in the Plan.

2. The Board or Compensation Committee should not be authorized to materially amend the Plan without shareholder approval. Management is willing to recommend to the Compensation Committee of Lyondell's Board of Directors that it adopt an amendment to the Plan to restate Section 14 in its entirety, as follows:

     Amendment or Termination. The Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under any Award theretofore granted without the Participant's consent, except such an amendment made to cause the Plan to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement or if such amendment would:

     (a) expand the classes of persons to whom Awards may be made under Section 3 of this Plan;

     (b) increase the number of shares of Common Stock authorized for grant under Section 5 of this Plan;
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     (c)  increase the number of shares which may be granted under Awards to any one Participant under Section 5 of this Plan;

     (d)  increase the number of shares available for Awards of Restricted
          Stock;

     (e) permit unrestricted shares of Common Stock to be granted other than in lieu of cash payments under other incentive plans and programs of the Company and its Subsidiaries;

     (f)  allow the creation of additional types of Awards;

     (g) permit shortening the restriction periods with respect to Restricted Stock Awards, the vesting periods with respect to Options or Phantom Stock or removing or waiving Performance Goals except to the extent permitted under Sections 9 and 11 of the Plan or as the Committee otherwise deems appropriate in the case of the death, disability or retirement of a Participant or with respect to a Change in Control of Lyondell; or

     (i)  change any of the provisions of this paragraph of Section 14.

          The Committee may amend the terms of any Option or other Award theretofore granted, prospectively or retroactively, but no such amendment
     (a) shall cause a Performance-Based Award to cease to qualify for the
     Section 162(m) exemption or (b) impair the rights of any Participant without the Participant's consent except such an amendment made to cause the Plan or Award to qualify for any exemption provided by Rule 16b-3.

          Subject to the above provisions, the Committee shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval. No Awards shall be granted more than ten years after the Effective Date.

Please note that Section 6 of the Plan already prohibits a reduction in the exercise price of outstanding Options. As a result, no amendment is necessary to prohibit the repricing of Options.

We appreciate the opportunity to resolve your concerns regarding the Plan.

Sincerely yours,


KERRY A. GALVIN

Kerry A. Galvin
Vice President, General Counsel and Secretary